Exhibit 99.1

Sharps Compliance Corp. Announces First Quarter Fiscal Year 2006 Results; Company Reports Record Revenue and Operating Income

    HOUSTON--(BUSINESS WIRE)--Oct. 25, 2005--Sharps Compliance Corp. and subsidiaries (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced its operating results for the three-months ended September 30, 2005.

    Financial Results

    For the three-months ended September 30, 2005, the Company generated record revenues of $2.7 million versus $2.4 million for the three months ended September 30, 2004, an increase of 10%. The increase in the first quarter revenue is a result of increased billings in the Retail and Hospitality markets. The increase in the Retail market billings were driven by the strong sales of the Company's Sharps Disposal By Mail System (R) products to retail pharmacies and grocery stores to support the proper disposal of syringes used to administer flu shots and other inoculations. The increase in the sales in the Hospitality market is a result of a significant sale to one of the nation's largest contract food service providers of the Company's biohazard spill clean-up kit product.
    The Company generated a gross margin of 41% for the three-months ended September 30, 2005, versus a gross margin of 43% for the corresponding quarter of the prior fiscal year.
    The Company's S, G & A expenses increased by less than 3% for the three months ended September 30, 2005, versus the corresponding period of the prior fiscal year.
    The Company reported operating income of $0.2 million for the quarter ended September 30, 2005, versus operating income for the quarter ended September 30, 2004, of $0.1 million.

    Business Developments

    Retail Market

    The Company generated billings of approximately $400,000 in its Retail market during the quarter ended September 30, 2005. As noted above, these billings were driven by sales of Company's Sharps Disposal By Mail System(R) products to retail pharmacies and grocery stores to support the proper disposal of syringes used to administer flu shot and other inoculations. The first quarter billings in the Retail market represent an increase of approximately 100% over the prior fiscal year quarter billings in this market.

    Hospitality Market

    The Company completed an approximate $100,000 order from one of the nation's largest contract food service providers for the Company's biohazard spill clean-up kit in July of 2005. This newly-launched product has an innovative mail-back feature and contains everything required to safely and properly dispose of medical waste spills within the U.S. Postal Service regulations. The Company is actively marketing the product to multiple industries and to date has been met with a very positive reception.

    Residential Market

    The Company won a bid to provide the Sharps Disposal By Mail System(R) to the County of San Diego. The initial order was received and shipped in October 2005. As previously reported the Company's Sharps Disposal By Mail System(R) has also been approved as an integral part of the municipal waste programs of the cities of Cathedral City and Inglewood, California. Additional municipalities throughout the nation have expressed interest in similar programs. Municipal programs are designed to eliminate needles, syringes and lancets from the public waste stream and assist self-injecting residents with proper disposal. There are an estimated 3 billion syringes disposed outside of the healthcare setting each year.

    Comments

    Regarding the first quarter results, Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance Corp. stated, "We are very please to begin the fiscal year 2006 with record quarterly revenue and operating results. The success of our first quarter financial performance is a direct result of our initiatives to expand the Company's sales efforts to new markets and with additional products. Additionally, the first quarter success further validates our current business model and strategic direction. We continue to be very optimistic with our growth opportunities and believe our near-term revenue expansion will focus on sales in the agriculture, industrial/commercial and pharmaceutical markets."
    Kunik added, "We continue to see positive impacts of the very active regulatory environment not only at the federal but also the state level. We believe that awareness of the proper disposal of medical sharps is at an all-time high. Our products and services focus on providing cost-effective solutions designed for the disposal issues addressed in the current regulatory environment."
    Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers. Sharps primary markets include healthcare, agriculture, hospitality, professional, industrial, commercial and retail. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.
    Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.
    Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.
    The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

    (Financial Highlights Follow)



               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                               Three Months Ended
                                                 September 30,
                                          ----------------------------
                                              2005           2004
                                          -------------  -------------
                                           (Unaudited)    (Unaudited)
                                          -------------  -------------

REVENUES                                    $2,660,112     $2,419,386

COSTS AND EXPENSES:
  Cost of revenues                           1,560,919      1,387,544
  Selling, general and administrative          892,376        867,905
  Depreciation and amortization                 32,864         42,901
                                          -------------  -------------

Operating income                               173,953        121,036

INTEREST (EXPENSE) INCOME, net                  (3,916)        (7,924)
                                          -------------  -------------

Net Income before income taxes                 170,037        113,112

Income taxes                                    (5,505)        (4,200)
                                          -------------  -------------

     Net income                               $164,532       $108,912
                                          =============  =============

BASIC AND DILUTED NET INCOME PER SHARE           $0.02          $0.01
                                          =============  =============

SHARES USED IN NET INCOME PER SHARE
       BASIC                                10,547,311     10,538,144
                                          =============  =============
       DILUTED                              10,697,352     10,877,750
                                          =============  =============


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS


                                          September 30,    June 30,
                                              2005           2005
                                          -------------  -------------
                                           (Unaudited)
Assets
 Current assets:
   Cash and cash equivalents                  $262,647       $258,427
   Restricted cash                              10,010         10,010
   Accounts receivable, net                  1,201,530        964,148
   Inventory                                   321,792        368,495
   Prepaid and other assets                    164,786         79,320
                                          -------------  -------------
             Total current assets            1,960,765      1,680,400
 Property and equipment, net                   413,297        438,064
 Intangible assets, net                         11,588         11,779
                                          -------------  -------------
             Total assets                   $2,385,650     $2,130,243
                                          =============  =============

Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable                           $559,482       $567,398
   Accrued liabilities                         295,098        283,953
   Current portion of deferred revenue -
    incineration                               197,446        171,300
   Current portion of deferred revenue -
    transportation                             870,469        825,297
   Current maturities of capital lease
    obligations                                 50,613         48,558
                                          -------------  -------------
             Total current liabilities       1,973,108      1,896,506
 Long-term deferred revenue -
  incineration, net of current portion          57,668         47,142
 Long-term deferred revenue -
  transportation, net of current portion       243,017        225,639
 Obligations under capital leases, net of
  current maturities                            28,731         42,112
 Other liabilities                              62,250         62,500
                                          -------------  -------------
             Total liabilities               2,364,774      2,273,899
 Stockholders' equity:
             Total stockholders' equity
              (deficit)                         20,876       (143,656)
                                          -------------  -------------
             Total liabilities and
              stockholders' equity          $2,385,650     $2,130,243
                                          =============  =============

    CONTACT: Sharps Compliance Corp., Houston
             David P. Tusa, 713-660-3514
             dtusa@sharpsinc.com
             www.sharpsinc.com